Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated November 29, 2016, relating to the consolidated financial statements of MediGain, LLC and Subsidiaries. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Montgomery Coscia Greilich LLP

Plano, Texas

December 1, 2016